Exhibit 99.1

NeoRx Reports First Quarter Financial Results

Seattle (May 10, 2005) — NeoRx Corporation (NASDAQ: NERX) today reported results for the quarter ended March 31, 2005.

NeoRx reported a net loss of $5.1 million ($0.16 diluted loss per share on a loss applicable to common shares of $5.2 million) for the first quarter of 2005. There was no revenue for the first quarter of 2005 compared to $0.5 million for the same period in 2004

Total operating expenses for the first quarter of 2005 decreased 6percent to $5.1 million, from $5.5 million for the first quarter of 2004.

Research and development (R&D) expenses decreased 12 percent to $3.3 million for the first quarter of 2005, from $3.8 million for the first quarter of 2004.  The decrease in R&D expenses for the first quarter of 2005 resulted from lower costs associated with operating our radiopharmaceutical manufacturing facility in Denton, Texas. R&D expenses for the first quarter of 2004 were higher due to costs associated with preparing for the opening of our STR Phase III trial, including expenses incurred for preparation and validation of the STR manufacturing activities.  General and administrative (G&A) expenses increased 5 percent to $1.8 million for the first quarter of 2005, compared with $1.7 million for the first quarter of 2004. The change in G&A costs for the first quarter of 2005 relates primarily to increased costs of compliance associated with the Sarbanes-Oxley Act of 2002.

Cash and investment securities as of March 31, 2005 were $16.1 million, compared with $17.8 million at December 31, 2004.

About NeoRx

NeoRx is a cancer therapeutics development company.  On May 6, 2005, the Company announced that it is implementing a strategic restructuring to refocus its development efforts on picoplatin (NX 473), a next-generation platinum therapy that the Company plans to evaluate in the treatment of patients with advanced lung and colorectal cancers.   As a result of the restructuring, the Company has discontinued clinical development of STR, a radiotherapeutic, including ceasing operations at its manufacturing facility in Denton, Texas and reducing its workforce by approximately 40 percent. For more information, visit www.neorx.com.

This release contains forward-looking statements relating to the development of the Company’s products and future operating results that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected.  The words “believe,” “expect,” “intend”, “anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking.  These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict.  Factors that could affect the Company’s actual results include the effect of the risk that the risk that the Company does not realize the cost savings and other benefits expected to result from the restructuring; the uncertainty and timing of obtaining additional financing, obtaining required regulatory approvals, the initiation, progress and costs of the Company’s picoplatin clinical trials, generating future revenue from product sales or other sources such as collaborative relationships and future profitability, the Company’s dependence on patents and other proprietary rights; and the risks and uncertainties described in NeoRx’s current and periodic reports filed with the Securities and Exchange Commission, including NeoRx’s Annual Report on Form 10-K for the year ended December 31, 2004 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2005.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.  The Company undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

NeoRx and STR are trademarks or registered trademarks of NeoRx Corporation in the United States and/or foreign countries.

Visit NeoRx at www.neorx.com.

© 2005 NeoRx Corporation. All Rights Reserved.

For Further Information:

NeoRx Corporation

Julie Rathbun

ir@neorx.com

(206) 286-2517

(Tables to follow)

NeoRx Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2005	2004

REVENUES	$—	$500
OPERATING EXPENSES:
Research and development	3,345	3,782
General and administrative	1,761	1,677
Total operating expenses	5,106	5,459
Loss from operations	(5,106)	(4,959)
Other income, net	30	29
Net loss	(5,076)	(4,930)

Preferred stock dividends	(125)	(125)
Loss applicable to common shares	$(5,201)	$(5,055)

Loss per share:
Basic and diluted	$(0.16)	$(0.17)

Shares used in calculation of loss per share:
Basic and diluted	31,794	28,919

Condensed Consolidated Balance Sheets

(In thousands)

	(Unaudited) March 31, 2005	December 31, 2004
ASSETS:
Cash and investment securities	$16,147	$17,753
Facilities and equipment, net	6,986	7,102
Licensed products, net	1,833	1,875
Other assets	713	706
Total assets	$25,679	$27,436

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities	$2,368	$2,703
Long-term liabilities	3,882	3,905
Shareholders' equity	19,429	20,828
Total liabilities and shareholders' equity	$25,679	$27,436